Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2025 with respect to the consolidated financial statements of Dominari Holdings Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 included in the Annual Report on Form 10-K.

/s/ Marcum LLP

Marcum llp

New York, NY

March 13, 2026